Exhibit 10.4

ROYALTY AGREEMENT

This Royalty Agreement (the “Agreement”), is made as of May 23, 2019, by and among NFS Leasing, Inc., a Massachusetts corporation with a principal place of business at 900 Cummings Center, Suite 226-U, Beverly, MA 01915 (“NFS”); GlyEco, Inc., a Nevada corporation with a principal place of business at 1620 1ST Ave S, Nitro, WV 25143 and with a mailing address at PO Box 387, Institute, West Virginia 25112 (“GlyEco”); and GlyEco West Virginia, Inc., a Delaware corporation with a principal place of business at 1620 1ST Ave S, Nitro, WV 25143 and with a mailing address at PO Box 387, Institute, West Virginia 25112 (“GlyEco WV”). GlyEco and GlyEco WV are together referred to herein as the “GlyEco Parties.” NFS and the GlyEco Parties are collectively referred to herein as the “Parties.”

WHEREAS, NFS has agreed to extend financing to the GlyEco Parties pursuant to a certain Master Equipment Lease Number 2017-223 dated March 31, 2017, as amended, and Equipment Lease Schedule 4 thereto dated as of the date hereof (the “NFS Financing”); and

WHEREAS, in exchange for and in consideration of the NFS Financing, and in additional to the monthly payments required under the NFS Financing, the GlyEco Parties have agreed to pay NFS a monthly royalty payment and an annual royalty payment on all gross revenue generated by the GlyEco Parties.

NOW THEREFORE, in exchange for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The GlyEco Parties shall pay to NFS on a monthly basis a royalty payment equal to one percent (1%) of the total consolidated monthly gross revenue generated by the GlyEco Parties, WEBA Technology Corp. (“WEBA”) and any other wholly owned subsidiaries (the “Monthly Royalty”). The Monthly Royalty shall carry a term of ten (10) years commencing on May 1, 2019 and continuing through June 30, 2029 (the “Monthly Royalty Term”). Each Monthly Royalty payment shall be paid monthly in arrears on or before the 15th day after the end of each month. For avoidance of doubt, the first Monthly Royalty payment covering gross revenue generated during the month of May 2019 is due and payable on or before June 15, 2019, and the final Monthly Royalty payment is due and payable on or before July 15, 2029. The GlyEco Parties shall provide to NFS on or before the 15th day of each month during the Monthly Royalty Term and commencing on or before June 15, 2019 a written report of all revenue generated during the previous month (the “Monthly Reports”), and such report shall be accompanied by the payment due with respect thereto. For the purposes of this Agreement, “Gross Revenues” shall not include any prepaid documented shipping charges which are passed-through to customers and set forth on customer invoices.

2. In addition to the Monthly Royalty, the GlyEco Parties shall pay NFS on an annual basis a royalty payment on the consolidated annual gross revenue generated by the GlyEco Parties, WEBA and any other wholly owned subsidiaries calculated as follows: one percent (1.0%) of the consolidated annual gross revenue generated by the GlyEco Parties from $6,000,000 to $10,000,000, and two percent (2.0%) of the consolidated annual gross revenue generated by the GlyEco Parties in excess of $10,000,000 (collectively, the “Annual Royalty”). The Annual Royalty shall carry a term of ten (10) calendar years commencing in calendar year 2019 and continuing through calendar year 2029 (the “Annual Royalty Term”). Each Annual Royalty payment shall be paid annually in arrears on or before March 15th of each year. For avoidance of doubt, the first Annual Royalty payment covering annual gross revenue generated in excess of $5,999,999.99 for the period from January 1, 2019 through December 31, 2019 is due and payable on or before March 15, 2020, and the final Annual Royalty Payment covering annual gross revenue generated in excess of $5,999,999.99 from January 1, 2029 through December 31, 2029 is due on or before March 15, 2030. In additional to the Monthly Reports, the GlyEco Parties shall provide to NFS on or before March 15 of each year during Annual Royalty Term and commencing on or before March 15, 2020 a written report of all gross revenue generated by the GlyEco Parties during the prior year, and such report shall be accompanied by the payment with respect thereto.

3. NFS shall have the right, at NFS’s expense and upon two (2) days written notice, to inspect and review those books, records and financial statements of the GlyEco Parties which it deems pertinent in confirming that the appropriate royalty is being paid hereunder. Should such an inspection reveal a shortfall of more than five percent (5%) in the calculation of the amounts due and paid to NFS for any period during the applicable term, the GlyEco Parties shall reimburse NFS for the documented cost of such inspection, including any reasonable and documented attorney’s fees incurred in connection therewith.

4. If, at any time during the term of this Agreement, (i) the GlyEco Parties (or either of them) sell, lease, transfer, or exclusively license all or substantially all of their assets to a third party, (ii) the GlyEco Parties (or either of them) are liquidated or dissolved, (iii) except for the exercise of warrants issued to NFS, Richard Geib, Jennifer Geib, Charles Trapp, Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I on or about the date hereof in connection with the NFS Financing, more than fifty percent (50%) of the issued and outstanding shares of stock of the GlyEco Parties (or either of them) are sold or transferred, or (iv) the GlyEco Parties (or either of them) cease active operations (each, a “Sale Event”), the GlyEco Parties shall pay to NFS a final royalty payment (the “Final Royalty Payment”) equal to the average of all Monthly Royalty Payments and Annual Royalty Payments received by NFS for each one (1) year period during the three (3) year period immediately prior to such Sale Event multiplied by the remaining number of years left in the Annual Royalty Term. In the event such Sale Event occurs before the three (3) year anniversary of this Agreement, the Final Royalty Payment shall be equal to the average of all Monthly Royalty Payments and Annual Royalty Payments received by NFS under this Agreement for each yearly period or portion thereof that have elapsed (with any portion of a yearly period being annualized for this purpose), multiplied by the remaining number of years left in the Annual Royalty Term. Such Final Royalty Payment due hereunder shall be made concurrent with the closing or occurrence, as the case may be, of the Sale Event. Notwithstanding the foregoing, in lieu of making the Final Royalty Payment, the transferee or purchaser of the GlyEco Parties’ assets or shares of stock, as the case may be, may elect in writing delivered to NFS within thirty (30) days prior to the Sale Event to continue making the royalty payments to NFS in accordance with Paragraphs 1 and 2 hereinabove and to be bound by the terms of this Agreement, subject to the consent of NFS, which shall not be unreasonably withheld.

5. Any default by the GlyEco Parties under the terms of this Agreement shall be deemed an Event of Default under the NFS Financing, entitling NFS to exercise any and all remedies available to it under the NFS Financing, and any default by the GlyEco Parties under the terms of the NFS Financing shall be deemed a default hereunder.

6. To secure the payments due NFS hereunder, the GlyEco Parties hereby grant NFS a continuing security interest in all of their now owned and hereafter acquired assets, and shall each execute and deliver to NFS a Security Agreement evidencing same, and each agree that NFS may file a UCC Financing Statements to perfect such security interests.

7. This Agreement is made in the Commonwealth of Massachusetts and shall be construed in accordance with its laws. If any provision hereof is in conflict with any statute or rule of law of the Commonwealth of Massachusetts or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability, and shall be deemed separate from and shall not invalidate any other provision of this Agreement. The Parties consent to the non-exclusive jurisdiction of any federal or state court sitting in the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating, directly or indirectly, to this Agreement. The Parties each hereby knowingly, voluntarily and intentionally, and after an opportunity to consult with legal counsel, waive any and all rights to a trial by jury in any dispute between them.

8. In the event NFS commences any action to enforce this Agreement, NFS is entitled to recover its reasonable costs, expenses and attorneys’ fees.

9. This Agreement may not be amended or modified except in writing executed by the Parties hereto.

10. The Parties acknowledge that they have thoroughly read and reviewed the terms and provisions of this Agreement and are familiar with and have unconditionally consented to the terms of this Agreement; they have had full benefit and advice of counsel or the opportunity to obtain the benefit and advice of counsel of their own selection, in regard to understanding the terms, meaning and effect of this Agreement; to the extent that they have chosen not to consult with legal counsel, they have been advised to do so; they have executed this Agreement and will execute any documents in connection herewith freely, voluntarily, with full knowledge, and without duress; in executing this Agreement, they are relying on no other representations either written or oral, expressed or implied, made to them by any other party hereto; and they have received actual and adequate consideration hereunder.

11. This Agreement shall only become effective and enforceable if and when signed by all parties to it. Until such time it shall not be binding on any party. Once signed by all Parties, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, and no other party shall be a beneficiary hereunder.

12. This Agreement may be executed in counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal as of the day and year first above written.

NFS LEASING, INC.

By:
Witness	Name:	Mark F. Blaisdell
	Title:	Chief Financial Officer

GLYECO, INC.

By:
Witness	Name:
Title:

GLYECO WEST VIRGINIA, INC.

By:
Witness	Name:
Title:

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